Exhibit 15.2

January 29, 2026

The Board of Directors

Nam Tai Property Inc.

Nam Tai Estate, No. 2, Namtai Road

Gushu Community, Xixiang Township, Baoan District

Shenzhen City 518000, Guangdong Province

People’s Republic of China

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos.: 333-213392 and 333-219551) and Annual Report on Form 20-F (File No.: 21824562) of our report dated April 13, 2021 relating to the consolidated financial statements of Nam Tai Property Inc. and subsidiaries as of December 31, 2020 and for the years ended December 31, 2019 and 2020 appearing in this Annual Report on Form 20-F of Nam Tai Property Inc. for the years ended December 31, 2021, 2022, 2023 and 2024.

/s/ Moore CPA Limited

Certified Public Accountants

Hong Kong